Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PTEK Holdings, Inc. and subsidiaries (the “Company”) on Form S-8 of our report dated March 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 15, 2004